August 28, 1998


Board of Directors
American Century-Benham
   Cash Reserve Fund
American Century Mutual Funds, Inc.
4500 Main Street
Kansas City, Missouri  64141-6200


Board of Trustees
American Century-Benham
   Prime Money Market Fund
American Century Investment Trust
4500 Main Street
Kansas City, Missouri  64141-6200

Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences to American Century-Benham Cash Reserve Fund (the "Fund"), a series of American Century Mutual Funds, Inc. ("ACMF"), to American Century-Benham Prime Money Market Fund, a series of American Century Investment Trust ("ACIT"), and to the holders of the shares of the Fund, in connection with the proposed transfer of substantially all of the properties of the Fund to Prime in exchange solely for voting shares of Prime ("Prime Shares") followed by the distribution of such Prime Shares received by the Fund in complete liquidation and termination of the Fund, all pursuant to the Agreement and Plan of Reorganization (the "Agreement") executed by ACMF and ACIT on May 15, 1998.

         For purposes of this opinion, we have examined and rely upon (1) the Agreement, (2) the Form N-14, dated June 8, 1998, and filed on or about May 19, 1998 with the Securities and Exchange Commission, (3) the facts and representations contained in a letter dated August 28, 1998, addressed to us from ACMF, (4) the facts and representations contained in a letter dated August 28, 1998, addressed to us from ACIT, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion. We assume that the transaction that is the subject of this letter will be carried out in accordance with the terms of the Agreement and as described in the documents we have examined.

         This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof.

         Based upon the foregoing, it is our opinion that, for Federal income tax purposes:

         (1) The acquisition by Prime of substantially all of the properties of the Fund in exchange solely for Prime Shares followed by the distribution of Prime Shares to the shareholders of the Fund in exchange for their Fund shares in complete liquidation and termination of the Fund will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. The Fund and Prime will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) The Fund will recognize no gain or loss upon transferring its properties to Prime in exchange solely for Prime Shares.

         (3) Prime will recognize no gain or loss upon receiving the properties of the Fund in exchange for Prime Shares.

         (4) The aggregate adjusted basis to Prime of the properties of the Fund will be the same as the aggregate adjusted basis of those properties in the hands of the Fund immediately before the exchange.

         (5) Prime's holding periods with respect to the properties of the Fund that Prime acquires in the transaction will include the respective periods for which those properties were held by the Fund (except where investment activities of Prime have the effect of reducing or eliminating a holding period with respect to an asset).

         (6) The shareholders of the Fund will recognize no gain or loss upon receiving Prime Shares solely in exchange for Fund shares.

         (7) The aggregate basis of the Prime Shares received by a shareholder of the Fund in the transaction will be the same as the aggregate basis of the Fund shares surrendered by the shareholder in exchange therfor.

         (8) A Fund shareholder's holding period for the Prime Shares received by the shareholder in the transaction will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such shares as a capital asset on the date of the Reorganization.

         (9) Prime will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1 of the Income Tax Regulations) the items of the Fund described in Code Section 381(c), subject to the conditions and limitations specified in the Code Sections 381, 382, 383, and 384.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Agreement and the representations made to us.

                               Very truly yours,



                               Dechert Price and Rhoads